EXHIBIT 99.1

Barnes Group Inc.
Executive Office
Bristol, CT 06010
Tel: (860) 583-7070

NEWS RELEASE

Brian D. Koppy Investor Relations (860) 973-2126
Stephen J. McKelvey Corporate Communications (860) 973-2132

BARNES GROUP ANNOUNCES FOURTH QUARTER
AND FULL YEAR FINANCIAL RESULTS

      - Net sales for the quarter rise 14 percent to a record $251.6 million
      - Net sales for the full year rise 12 percent to a record $994.7 million
      - Barnes Aerospace achieves full year record operating profit, sales, orders, and backlog

Bristol, Connecticut, February 22, 2005 --- Barnes Group Inc. (NYSE: B) today announced financial results for the quarter and year ended December 31, 2004. Net sales for the quarter were $251.6 million, up 14 percent from $220.3 million in the fourth quarter of 2003. Net income was $3.3 million or $0.14 per diluted share in the fourth quarter of 2004, compared to $7.0 million, or $0.29 per diluted share in the year-ago period.

Included in the fourth quarter results were pre-tax charges of approximately $4.5 million, or $0.12 per diluted share, for actions implemented to offset higher raw material costs going forward at Associated Spring and to enable the realization of benefits from the Kar Products integration and improved customer service levels at Barnes Distribution. These charges include $3.5 million related to severance costs, which are estimated to generate annual savings of approximately $5.5 million, and $1.0 million in inventory and facility charges. The charges were partially offset by a $0.7 million pre-tax benefit related principally to the reduction of lease obligations on idle facilities within Barnes Distribution.

For all of 2004, net sales were $994.7 million, up 12 percent from $890.8 million last year. Barnes Group's net income was $33.4 million, a slight increase from $33.0 million for the same period a year ago. Diluted earnings per share were $1.40 for the year ended December 31, 2004, compared with $1.49 in 2003. Full-year results excluding the fourth quarter charges of $4.5 million would have been $1.52 per diluted share1.

"Full year sales of just under $1 billion established a new record for the Company, including sales of $252 million in the fourth quarter," said Edmund M. Carpenter, President and Chief Executive

1 Page 8 provides the Non-GAAP Financial Measure Reconciliation of this measurement.

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Officer, Barnes Group Inc. "The record sales year was driven by organic growth in each of the Company's business segments."

Sales at Barnes Aerospace were $51.4 million for the fourth quarter of 2004, up 19 percent from $43.4 million in the fourth quarter of 2003, reflecting continued growth in both OEM sales and aftermarket sales. Sales of components for the GE90-115B engine were at the highest levels since the program began and our aftermarket Revenue Sharing Programs continued to generate solid sales. Operating profit increased to $5.5 million for the quarter, from $3.4 million in the comparable year-ago period. Operating profit was positively impacted by the profit contribution from the sharply higher sales volume and the increased percentage of aftermarket activity.

Barnes Aerospace generated record orders of $71.5 million during the quarter ended December 31, 2004, up 66 percent from orders of $43.0 million in the fourth quarter of 2003. Order backlog reached a record $193.8 million at December 31, 2004, up 31 percent from $147.7 million at December 31, 2003. Military orders in the fourth quarter were strong at $23.9 million, and were approximately 33 percent of the total orders received in the most recent quarter.

For all of 2004, sales at Barnes Aerospace were $205.9 million, an increase of 24 percent from $165.7 million in 2003. Operating profit rose 94 percent to a record $20.7 million from $10.7 million compared to a year ago.

"In 2004, Barnes Aerospace achieved record results in operating profits, sales, and orders, generated the highest backlog in its history, and remains optimistic for its continued growth in 2005," stated Carpenter.

Sales at Barnes Distribution were $104.2 million for the fourth quarter of 2004, up 6 percent from $98.3 million in the quarter ended December 31, 2003. Sales from Barnes Distribution's strategic growth initiatives - newly-opened national accounts, e-commerce platforms and Tier 2 relationships with other industrial distributors - rose over 50 percent to $8.1 million in the most recent quarter.

Barnes Distribution had an operating loss of $1.1 million in the fourth quarter, which includes $2.3 million of pre-tax charges related to severance costs of $1.3 million and inventory and facility charges of $1.0 million, compared to an operating profit of $1.0 million in the fourth quarter of 2003. The charges in 2004 were partially offset by a $0.7 million pre-tax benefit related principally to the reduction of lease obligations.

For all of 2004, sales at Barnes Distribution were $424.8 million, up from $400.7 million in 2003. Operating profit was $13.8 million for 2004, down from $16.5 million in 2003.

"For Barnes Distribution, 2004 was an important year as critical initiatives were undertaken and completed providing the necessary operational structure for future growth," stated Carpenter. "With Barnes Distribution's customer service levels back to our targeted range, and the integration efforts now complete, we are well positioned for improved performance in 2005."

Sales at Associated Spring were $97.0 million for the quarter ended December 31, 2004, up 21 percent from $80.3 million in the quarter ended December 31, 2003. Double digit sales growth occurred across all of Associated Spring's key markets. DE-STA-CO Manufacturing, which Barnes Group acquired on September 17, 2004, contributed approximately $7.2 million in sales to Associated Spring during the quarter. Light vehicle sales grew by 11 percent, as growth in sales to transplants continued to outpace our sales to the U.S. automakers. Industrial product sales were up

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a solid 35 percent, and sales of nitrogen gas springs were up approximately 17 percent in the fourth quarter.

Associated Spring's operating profit was $3.3 million for the fourth quarter of 2004, down from $5.1 million in the fourth quarter of 2003. Included in the fourth quarter results is a $2.2 million pre-tax charge for severance costs. In addition, operating results were negatively impacted by approximately $2.6 million related to increased raw material prices.

For all of 2004, sales at Associated Spring were $373.5 million, up from $333.1 million. Operating profit was $22.5 million, down from $26.8 million in 2003.

"Within Associated Spring we continue to diversify our customer base providing enhanced flexibility and increased opportunities for margin improvement. Since 1999, we grew our other businesses which significantly reduced the level of concentration of the Big-3 U.S. automakers light vehicle sales in our total Company sales from 16 percent to less than 9 percent," Carpenter commented.

William C. Denninger, Barnes Group Inc.'s Chief Financial Officer, commented, "Our cash flow and balance sheet remain very strong. We generated over $54 million in cash flow from operating activities during 2004 and ended the year with $36.3 million in cash on our balance sheet. Our debt-to-capitalization ratio at year-end was 44%, within our targeted leverage range. As a result, we are well positioned to support the projected growth in our businesses in 2005."

"During 2004, we implemented critical and necessary actions to address certain business realities. Our successful execution of these efforts has positioned each of our business segments for continued success in 2005," Carpenter added. The Company's targeted earnings for the full year 2005, based on current market conditions, is in the range of $1.70 to $1.80 per diluted share.

Barnes Group will conduct a conference call with investors to discuss fourth quarter and full year 2004 results at 11:00 a.m. ET today. A webcast of the live call, supporting materials and an archived replay will be available on the Barnes Group investor relations link at www.barnesgroupinc.com.

Barnes Group Inc. (www.barnesgroupinc.com) is a diversified international manufacturer of precision metal components and assemblies and a distributor of industrial supplies, serving a wide range of markets and customers. Founded in 1857 and headquartered in Bristol, Connecticut, Barnes Group consists of three businesses with 2004 sales of $994.7 million: Associated Spring, one of the world's largest manufacturers of precision mechanical and nitrogen gas springs and a global supplier of retaining rings, reed valves, shock discs, and injection-molded plastic components; Barnes Aerospace, a manufacturer and repairer of highly engineered assemblies and components for commercial and military aircraft engines, airframes, and land-based industrial gas turbines; and Barnes Distribution, an international, full-service distributor of maintenance, repair, operating, and production supplies. As of December 31, 2004 over 6,000 dedicated employees at 60 locations worldwide contribute to Barnes Group Inc.'s success.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements. Investors are encouraged to consider these risks and uncertainties as described within the Company's periodic filings with the Securities and Exchange Commission, including the

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following: the ability of the Company to integrate newly acquired businesses and to realize acquisition synergies on schedule; changes in market demand for the types of products and services produced and sold by the Company; the Company's success in identifying, and attracting customers in new markets; the Company's ability to develop new and enhanced products to meet customers' needs timely; the effectiveness of the Company's marketing and sales programs; uninsured claims; increased competitive activities that could adversely affect customer demand for the Company's products; the availability of raw materials at prices that allow the Company to make and sell competitive products; changes in economic, political and public health conditions worldwide and in the locations where the Company does business; interest and foreign exchange rate fluctuations; and regulatory changes. The Company assumes no obligation to update any forward-looking statements contained in this release.

# # #

Barnes Group Inc. / 5

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
Unaudited

	Three months ended December 31,			Twelve months ended December 31,

	2004	2003	% Change	2004	2003	% Change

Net sales	$251,602	$220,337	14.2	$994,709	$890,818	11.7

Cost of sales	168,242	144,642	16.3	654,572	576,835	13.5
Selling and administrative expenses	75,719	66,929	13.1	284,223	261,983	8.5

	243,961	211,571	15.3	938,795	838,818	11.9

Operating income (1)	7,641	8,766	(12.8)	55,914	52,000	7.5

Operating margin	3.0%	4.0%		5.6%	5.8%

Other income	426	1,044	(59.1)	2,145	3,337	(35.7)

Interest expense	4,127	3,634	13.6	15,390	15,840	(2.8)
Other expenses	689	139	NM	1,310	1,129	16.0

Income before income taxes	3,251	6,037	(46.1)	41,359	38,368	7.8

Income taxes (benefit)	(22)	(919)	NM	7,958	5,353	48.7

Net income	$3,273	$6,956	(53.0)	$33,401	$33,015	1.2

Per common share:
Net income:
Basic	$.14	$.31	(54.8)	$1.45	$1.54	(5.8)
Diluted	.14	.29	(51.7)	1.40	1.49	(6.0)
Dividends	.20	.20	---	.80	.80	---

Average common shares outstanding:
Basic	23,181,431	22,770,950	1.8	23,105,853	21,475,336	7.6
Diluted	23,817,543	23,796,154	0.1	23,836,463	22,101,560	7.8

NM- not meaningful

Footnote:
(1) Fourth quarter 2004 operating results include pre-tax charges of approximately $4.5 million for actions implemented to offset higher raw material costs going forward at Associated Spring, and to enable the realization of benefits from the Kar Products integration and improved customer service levels at Barnes Distribution combined with inventory and facility charges. This charge was partially offset by $0.7 million of benefits related to the reduction of lease obligations on idle facilities.

Barnes Group Inc. / 6

BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
Unaudited

	Three months ended December 31,			Twelve months ended December 31,

	2004	2003	% Change	2004	2003	% Change

Net Sales

Barnes Distribution	$104,155	$98,330	5.9	$424,752	$400,651	6.0

Associated Spring	97,024	80,315	20.8	373,450	333,085	12.1

Barnes Aerospace	51,384	43,365	18.5	205,864	165,728	24.2

Intersegment sales	(961)	(1,673)	(42.6)	(9,357)	(8,646)	8.2

Total net sales	$251,602	$220,337	14.2	$994,709	$890,818	11.7

Operating profit (loss) (1)

Barnes Distribution	$(1,077)	$984	NM	$13,756	$16,507	(16.7)

Associated Spring	3,347	5,131	(34.8)	22,493	26,764	(16.0)

Barnes Aerospace	5,525	3,375	63.7	20,704	10,677	93.9

Total operating profit	7,795	9,490	(17.9)	56,953	53,948	5.6

Interest income	272	318	(14.5)	1,088	1,386	(21.5)

Interest expense	(4,127)	(3,634)	13.6	(15,390)	(15,840)	(2.8)

Other net income (expense)	(689)	(137)	NM	(1,292)	(1,126)	14.7

Income before income taxes	$3,251	$6,037	(46.1)	$41,359	$38,368	7.8

NM- not meaningful

Footnote:
(1) Fourth quarter 2004 operating results include pre-tax charges of approximately $4.5 million ($2.3 million at Barnes Distribution and $2.2 million at Associated Spring) for actions implemented to offset higher raw material costs going forward at Associated Spring, and to enable the realization of benefits from the Kar Products integration and improved customer service levels at Barnes Distribution combined with inventory and facility charges. This charge was partially offset by $0.7 million of benefits related to the reduction of lease obligations on idle facilities.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	December 31,	December 31,
	2004	2003

Assets
Current assets
Cash and cash equivalents	$36,335	$49,788
Accounts receivable	138,941	119,130
Inventories	122,894	109,780
Deferred income taxes and prepaid expenses	37,759	33,402

Total current assets	335,929	312,100

Deferred income taxes	25,070	22,790
Property, plant and equipment	166,284	154,088
Goodwill	221,856	220,118
Other intangible assets, net	125,447	61,923
Other assets	53,737	59,801

	$928,323	$830,820

Liabilities and Stockholders' Equity
Current liabilities
Notes payable	$ - -	$10,000
Accounts payable	135,983	97,155
Accrued liabilities	79,039	78,520
Long-term debt-current	9,410	6,804

Total current liabilities	224,432	192,479

Long-term debt	258,635	224,213
Accrued retirement benefits	85,685	77,455
Other liabilities	17,686	14,934

Stockholders' equity	341,885	321,739

	$928,323	$830,820

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
Unaudited

Following is a reconciliation of results excluding certain fourth quarter charges(1) to the Company's reported results:

	Three months ended December 31,			Twelve months ended December 31,

	2004	2003	% Change	2004	2003	% Change

Segment results:
Barnes Distribution
Operating profit (loss), as reported	$(1,077)	$984	NM	$13,756	$16,507	(16.7)
Fourth quarter charges(1)	2,326	- -	NM	2,326	- -	NM

Operating profit, excluding fourth quarter charges	$1,249	$984	26.9	$16,082	$16,507	(2.6)

Associated Spring
Operating profit, as reported	$3,347	$5,131	(34.8)	$22,493	$26,764	(16.0)
Fourth quarter charges(1)	2,184	- -	NM	2,184	- -	NM

Operating profit, excluding fourth quarter charges	$5,531	$5,131	7.8	$24,677	$26,764	(7.8)

Consolidated results:
Barnes Group Inc.
Operating income, as reported	$7,641	$8,766	(12.8)	$55,914	$52,000	7.5
Fourth quarter charges(1)	4,510	- -	NM	4,510	- -	NM

Operating income, excluding fourth quarter charges	$12,151	$8,766	38.6	$60,424	$52,000	16.2

Net income, as reported	$3,273	$6,956	(53.0)	$33,401	$33,015	1.2
Fourth quarter charges, after tax(1)	2,792	- -	NM	2,792	- -	NM

Net income, excluding fourth quarter charges	$6,065	$6,956	(12.8)	$36,193	$33,015	9.6

Net income per common share -diluted, as reported	$0.14	$0.29	(51.7)	$1.40	$1.49	(6.0)
Fourth quarter charges(1)	0.12	- -	NM	0.12	- -	NM

Net income per common share- diluted, excluding fourth quarter charges	$0.26	$0.29	(10.3)	$1.52	$1.49	2.0

NM - not meaningful

Footnote: (1) The Company has presented certain financial measurements, excluding certain fourth quarter charges. The fourth quarter charges which aggregate $4,510 include severance costs of $2,184 at Associated Spring and $1,298 at Barnes Distribution and $1,028 of inventory and facility charges at Barnes Distribution. These charges relate to discrete actions taken in the fourth quarter.

These fourth quarter charges represent discrete actions taken by management, and management believes that providing results excluding the discrete charges, is useful to investors and reflects actions announced by the Company in December, 2004. Management does not intend results excluding the fourth quarter charges to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's operating performance. Accordingly, the measurements have limitations depending on their use.